Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 2, 2021 (except for the last paragraph of Note 1, as to which the date is September 8, 2021), with respect to the consolidated financial statements of DiCE Molecules Holdings, LLC., included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-259061) and related Prospectus of DICE Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

September 13, 2021